Exhibit 10.1
Amendment to F5 Networks, Inc. 2005 Equity Incentive Plan Award Agreement
This Agreement, dated as of March 8, 2006, amends the specific F5 Networks, Inc. 2005 Equity Incentive Plan Award Agreements (“Award Agreement”) described below between John Rodriguez and F5 Networks, Inc. as follows:
The Award Agreements associated with the Notices of Grant of Stock Units dated July 1, 2005 for 15,000 RSUs and September 30, 2005 for 5,000 RSUs are amended to add the following as Section 2.3:
     Accelerated Vesting. Notwithstanding the vesting provisions set forth in the Grant Notice and Section 11 of the Plan, in the event of a change in control transaction as described in Section 11 of the Plan, the vesting of 100% of the shares of Common Stock subject to the Award (and if applicable, the time during which the Award may be exercised or settled) shall be accelerated in full, and the Award shall terminate if not exercised or settled at or prior to the closing of the change in control transaction.
All capitalized terms used in this Agreement have the same meaning as those used in the Award Agreement.
In all other respects the Notice of Grant of Stock Units and the Award Agreements will remain unchanged, and in full force and effect.
Agreed:
F5 Networks, Inc.

/s/ JOANN REITER
Joann Reiter
Senior Vice President and General Counsel

/s/ JOHN RODRIQUEZ
John Rodriguez